As filed with the Securities and Exchange Commission on July 20, 2009

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEGRATED DEVICE TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-2669985
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

6024 Silver Creek Valley Road

San Jose, California 95138

(Address of Principal Executive Offices including Zip Code)

Tundra Semiconductor Corporation Stock Option Plan dated December 15, 1995, as amended

Tundra Semiconductor Corporation Stock Option Plan dated December 15, 2005, as amended

(Full Title of the Plan)

J. Vincent Tortolano, Esq. General Counsel Integrated Device Technology, Inc. 6024 Silver Creek Valley Road San Jose, California 95138 (408) 284-8200	Copy to: Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.001 per share (1):	671,298	$11.55	$7,753,491.90	$432.64

(1)	This registration statement (the “Registration Statement”) registers the issuance of an aggregate of 671,298 shares of the common stock of Integrated Device Technology, Inc., a Delaware corporation (the “Registrant”), par value $0.001 per share, issuable pursuant to equity awards assumed by the Registrant in connection with the acquisition of Tundra Semiconductor Corporation by a wholly owned subsidiary of the Registrant pursuant to an Arrangement Agreement dated as of April 30, 2009.

(2)	Estimated solely for purposes of determining the registration fee computed in accordance with Rule 457(h)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) based on the weighted average exercise price per share of outstanding options to purchase 671,298 shares of the common stock of the Registrant.

(3)	Pursuant to Rule 416 promulgated under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued as a result of stock splits, stock dividends or other transactions.

EXPLANATORY NOTE

The Registrant hereby files its Registration Statement relating to the shares of IDT common stock issuable upon exercise of Tundra Options (as hereinafter defined). The Registrant, 4440471 Canada Inc., a corporation incorporated under the laws of Canada and a wholly owned subsidiary of the Registrant (“Acquisition Sub”), and Tundra Semiconductor Corporation, a corporation incorporated under the laws of Canada (“Tundra”), entered into an Arrangement Agreement dated as of April 30, 2009 (the “Arrangement Agreement”), relating to the acquisition of Tundra by Acquisition Sub. Pursuant to the terms of the Arrangement Agreement, Acquisition Sub acquired all outstanding shares of Tundra on June 29, 2009 (the “Effective Date”), pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act (the “Plan of Arrangement”).

The Plan of Arrangement also provides that at the effective time of the arrangement, each option to acquire Tundra common shares (other than options cashed out pursuant to the Plan of Arrangement) (the “Tundra Options”) outstanding on the Effective Date and issued pursuant to the Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 1995, as amended and the Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 2005, as amended (collectively, the “Plans”), will be exchanged for an option to purchase from IDT (the “Replacement Option”) the number of shares of IDT common stock (rounded down to the nearest whole share) equal to (a) the exchange ratio (being the fraction, the numerator of which is CDN $6.25, the denominator of which is the volume weighted average of the trading price per share of IDT common stock on the NASDAQ Global Select Market on the five trading days ending on the third trading day prior to the Effective Date multiplied by 1.1583, the currency exchange ratio as of the Effective Date for United States dollars expressed in Canadian dollars) (the “Exchange Ratio”) multiplied by (b) the number of Tundra common shares subject to such option immediately prior to the effective time. Such Replacement Option will provide for an exercise price per share of IDT common stock (expressed in United States dollars and rounded up to the nearest whole cent) equal to (i) the quotient obtained by dividing (x) the exercise price per Tundra common share pursuant to such Tundra option (as expressed in Canadian dollars) divided by (y) the Exchange Ratio, divided by (ii) 1.1583, the currency exchange ratio as of the Effective Date for United States dollars expressed in Canadian dollars. The terms and conditions of a Replacement Option will be the same as the Tundra option for which it was exchanged, and will be governed by the terms of the Plan pursuant to which such option was granted.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the SEC are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 29, 2009 filed with the SEC on May 20, 2009 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Registrant’s Current Reports on Form 8-K filed with the SEC pursuant to Section 13 of the Exchange Act on April 27, 2009, April 30, 2009, May 6, 2009, May 20, 2009, June 29, 2009, July 6, 2009 and July 17, 2009.

3.	The description of the Registrant’s common stock included in the Registrant’s registration statement on pages 171 and 172 of Form S-4, as amended (Reg. No. 333-126831), filed with the SEC on August 10, 2005, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation, as amended includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation Law authorizing the further limitation or elimination of the liability of directors. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees and (iv) the Registrant may not retroactively amend the Bylaw provisions in a way that is adverse to such directors and officers.

The Registrant has entered into indemnification agreements with its directors and a number of its officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in the Bylaws, and any indemnification agreements entered into between the Registrant and its directors or officers, may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit No.	Description of Exhibit

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1	Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 1995, as amended

99.2	Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 2005, as amended

Item 9.	Undertakings

a.	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

h.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under “Item 6—Indemnification of Directors and Officers”, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 20 th day of July, 2009.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Richard D. Crowley, Jr.
Name:	Richard D. Crowley, Jr.
Title:	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Richard D. Crowley, Jr. and J. Vincent Tortolano, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and additions to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Theodore L. Tewksbury III Theodore L. Tewksbury III	Chief Executive Officer, President and Director (Principal Executive Officer)	July 20, 2009

/s/ Richard D. Crowley, Jr. Richard D. Crowley, Jr.	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	July 20, 2009

/s/ John Schofield John Schofield	Chairman of the Board	July 20, 2009

/s/ Gordon Parnell Gordon Parnell	Director	July 20, 2009

/s/ Lewis Eggebrecht Lewis Eggebrecht	Director	July 20, 2009

/s/ Ron Smith Ron Smith	Director	July 20, 2009

/s/ Nam Suh Nam Suh	Director	July 20, 2009

/s/ Umesh Padval Umesh Padval	Director	July 20, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1	Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 1995, as amended

99.2	Tundra Semiconductor Corporation Stock Option Plan dated as of December 15, 2005, as amended